AMENDED SCHEDULE C
                  TO SECURITIES LENDING AUTHORIZATION AGREEMENT
           Between USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST and THE
                             NORTHERN TRUST COMPANY
                                  ("Agreement")

                                      FEES
                        EFFECTIVE AS OF JANUARY 1ST, 2006


         The Agent shall be entitled to receive the following fees for services provided under the Agreement. The fees below are expressed as a percentage of Lender's Net Revenue (as defined in paragraph 7.1 of the Agreement).


                  30%      Loans of U.S. Government and Agency Securities

                  30%      Loans of U.S. Corporate Equity and Fixed Income
                           Securities

                  30% Loans of non-U.S. Sovereign Fixed Income and non-U.S. Corporate Fixed Income Securities

                  30%      Loans of non-U.S. Corporate Equity Securities


                                        USALLIANZ VARIABLE INSURANCE
                                        PRODUCTS TRUST

                                        By:        /s/ Jeffrey Kletti

                                        Name:      Jeffrey Kletti

                                        Title:     Senior Vice President

                                        Date:      December 27, 2005


AGREED TO AND ACCEPTED BY:
The Northern Trust Company

By:      /s/ Sandra L. Linn

Name:    Sandra L. Linn

Title:   Senior Vice President